FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg
Chief Executive Officer
(410) 379-3640


          GP STRATEGIES ELIMINATES ALL OUTSTANDING SUPERVOTING SHARES,
                      REPURCHASES 2,121,500 COMMON SHARES,
          AND AUTHORIZES AN ADDITIONAL $5 MILLION COMMON STOCK BUYBACK

             - Funds affiliated with Pequot Capital Management, Inc.
            acquire 750,000 common shares from Bedford Oak Partners -


Elkridge, MD - January 19, 2006 -- GP Strategies Corporation (NYSE:GPX) today announced that it has completed a restructuring of its capital stock that included the following components:

o the repurchase of 2,121,500 shares of its Common Stock at a price of $6.80 per share,

o the repurchase of 600,000 shares of its Class B Capital Stock at a price of $8.30 per share, and

o the exchange of 600,000 shares of its Class B Capital Stock into 600,000 shares of Common Stock for an exchange incentive payment of $1.50 per exchanged share.

The repurchase and exchange transactions eliminated all outstanding shares of the Company's supervoting Class B Capital Stock. Since the Class B Capital Stock has ten votes per share, the holders of the 1,200,000 outstanding shares of Class B Capital Stock collectively held approximately 41% of the aggregate voting power of the Company. The repurchase of a total of 2,721,500 shares represents approximately 15% of the total outstanding shares of capital stock of the Company.

The transactions were negotiated and approved by a Special Committee of the Board of Directors. The Special Committee retained independent legal counsel to assist in the evaluation and negotiation of the transactions. Robert W. Baird & Co. Incorporated provided a fairness opinion to the Special Committee in connection with the transactions.

The approximately $20.3 million required for the repurchase and exchange was financed with cash on hand. Following the repurchase and exchange, the Company will have over $18.0 million available under its revolving credit facility.

Scott Greenberg, Chief Executive Officer of the Company, commented, "Our strong balance sheet and cash flows have enabled us to fund these transactions and to provide us with the financial flexibility to invest and to continue to grow our business."

Mr. Greenberg added, "I believe that the elimination of the outstanding Class B shares will improve corporate governance and will enable the Company to attract institutional investors that generally do not invest in corporations with outstanding supervoting stock. We will be able to pursue the policies we believe to be in the best interests of stockholders. We believe that this repurchase is at a favorable price and will be accretive to earnings per share. The private transactions will eliminate the possibility of these shares being sold on the open market, which could negatively affect our stock price."

The repurchased shares consist of 300,000 Class B shares and 1,031,500 common shares owned by Bedford Oak Partners, L.P, and 300,000 Class B shares and 1,090,000 common shares owned by EGI-Fund (02-04) Investors, L.L.C. Of the 600,000 Class B shares exchanged for common shares, 568,750 shares were owned by Jerome Feldman, Chairman of the Executive Committee of the Company. Mr. Feldman applied all of the exchange incentive payment received by him in repayment of approximately $842,000 out of approximately $972,000 of existing indebtedness owed by Mr. Feldman to the Company. Harvey Eisen, Chairman of the Board of the Company, is deemed to have beneficial ownership of the shares owned by Bedford Oak by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak.

Concurrently with the repurchase and exchange transactions, Bedford Oak sold to funds affiliated with Pequot Capital Management, Inc. 750,000 common shares at a price of $6.80 per share. Mr. Feldman beneficially owns approximately 710,000 common shares (4.5%), Bedford Oak beneficially owns 350,000 common shares (2.2%), and EGI no longer beneficially owns any shares of capital stock of the Company.

In connection with the repurchase of shares from EGI, Matthew Zell (the designee of EGI) and Scott R. Peppet have resigned from the Company's Board of Directors. The Company expects to initiate an independent director search to fill these vacant seats.

In connection with the repurchase and exchange transactions, the Company has authorized the repurchase of up to $5 million of additional common shares from time to time in the open market, subject to prevailing business and market conditions and other factors. Mr. Greenberg said "I believe that in light of the strong cash flow the Company has generated, an additional repurchase program may be beneficial to further increasing stockholder value. In addition, the Company expects to seek stockholder approval for an amendment to the Company's Certificate of Incorporation that will eliminate the authorized Class B stock.

The Company has scheduled an investor conference call for 10:00 a.m. ET on Friday, January 20th. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-412-9257, using conference ID number 4595237. A telephone replay of the call will also be available beginning at 1:00 p.m. To listen to the replay, dial 800-642-1687, using conference ID number 4595237.

About the Company

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company. General Physics is a global provider of training, e-Learning solutions, management consulting, and engineering services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, our holding company structure, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.


If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                     # # # #